UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 1, 2008

PRIMEDIA Inc.
(Exact Name of Registrant as Specified in Charter)

3585 Engineering Drive, Norcross, Georgia 30092
(Address of Principal Executive Offices)

Delaware	1-11106	13-3647573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code		678-421-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2008, J. Michael Barber was appointed Senior Vice President, Chief Accounting Officer and Treasurer of PRIMEDIA Inc. (the “Company”), replacing Robert J. Sforzo in his capacity as Chief Accounting Officer and Carl F. Salas in his capacity as Treasurer. As previously announced, the Company has been engaged in transitioning its headquarters from New York to Atlanta and, in connection therewith, anticipates that Messrs. Sforzo and Salas will separate from employment with the Company on May 31, 2008.

Prior to joining the Company in October 2007, Mr. Barber served as Executive Vice President and Chief Accounting Officer of HomeBanc Corp. from September 2004 through October 2007. From 2001 to August 2004, he served as Senior Vice President/Manager of Accounting Policy and Reporting with Union Planters Corp., a bank holding company. From 1987 to 2001, Mr. Barber worked with PricewaterhouseCoopers LLP, where he was a Senior Manager in that organization’s banking practice. Mr. Barber is a certified public accountant.

The Company has entered into a severance arrangement (the “Agreement”) with Mr. Barber. Under the Agreement, if Mr. Barber’s employment is terminated by the Company without cause, Mr. Barber will receive as severance an aggregate amount equal to twelve months’ base salary at the rate being paid on the date his employment is terminated, payable in equal bi-weekly installments on regularly scheduled payroll dates, less applicable withholding. Under the Agreement, no severance is payable upon a voluntary resignation or upon termination of employment for cause. Any severance payable under the Agreement is subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMEDIA INC.

Dated: May 6, 2008
	By:	/s/ KEITH L. BELKNAP
	Name:	Keith L. Belknap
	Title:	Senior Vice President, General Counsel and Secretary